Exhibit 5.2

MAPLES

Our ref: KKZ/681574-000001/9842628v2

Pingtan Marine Enterprise Ltd.

Suite 5201-6, The Center
99 Queen's Road Central

Hong Kong

12 August 2016

Dear Sirs

Pingtan Marine Enterprise Ltd.

We act as Cayman Islands counsel for Pingtan Marine Enterprise Ltd. (the "Company") in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Act") and the base prospectus (the "Prospectus") included therein, with respect to the public offering by the Company of ordinary shares with a par value of US$0.001 ("ordinary shares"), preferred shares with a par value of US$0.001 ("preferred shares"), debt securities, warrants or units.

We are furnishing this opinion as Exhibit 5.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 18 January 2010 and the certificate of incorporation on change of name dated 26 February 2013.

1.2	The amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 25 February 2013 and as amended and restated by a special resolution passed on 25 February 2013 (the "M&A").

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 10 August 2016 (the "Certificate of Good Standing").

1.4	The Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion letter and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing and we have relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

Maples and Calder

53rd Floor The Center 99 Queen's Road Central Hong Kong
Tel +852 2522 9333 Fax +852 2537 2955 maplesandcalder.com

Resident Hong Kong Partners: Shaun Denton (Cayman Islands), Mark Western (British Virgin Islands), Anthony Webster (England and Wales), Greg Knowles (British Virgin Islands)

Mac Imrie (Cayman Islands), Stacey Overholt (England and Wales), John Trehey (New Zealand), Nick Harrold (England and Wales)
Ann Ng (Victoria (Australia)), James Gaden (New South Wales (Australia)), Richard Grasby (England and Wales), Terence Ho (New South Wales (Australia))

Justin Pennay (Cayman Islands), L,K. Kan (England and Wales), W.C. Pao (England and Wales), Richard Spooner (England and Wales), Sharon Yap (New Zealand)

Registered Foreign Lawyers: Michelle Lloyd (Ireland), Caitriona Carty (Ireland)

Cayman Islands and British Virgin Islands Attorneys at Law I Offices: British Virgin Islands, Cayman Islands, Dubai, Dublin, Hong Kong, London, Singapore

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4	The M&A remain in full force and effect and are unamended, and the shareholders of the Company have not restricted the powers of the directors of the Company in any way.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the M&A) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

2.6	The Company will have sufficient authorised capital to effect the issue of the ordinary shares and preferred shares at the time of issuance.

2.7	The form and terms of any preferred shares including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of the preferred shares, the issuance and sale thereof by the Company, and the Company's incurrence and performance of its obligations thereunder or in respect thereof in accordance with the terms thereof, will not conflict with or result in a breach of any of the terms or provisions of the M&A or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands.

2.8	All necessary corporate action will be taken to authorise and approve any issuance of ordinary shares and preferred shares (including to establish one or more series of preferred shares and to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$130,000 divided into 125,000,000 ordinary shares of a nominal or par value of US$0.001 each and 5,000,000 preferred shares with a par value of US$0.001 each.

3.3	On the assumption that any ordinary shares (including any ordinary shares issuable upon the conversion of the Company's debt securities or the exercise of its warrants, as applicable) and any preferred shares which are issued pursuant to the Registration Statement have been duly authorised prior to issuance, when such ordinary shares or preferred shares (as the case may be) have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Registration Statement and/or the Prospectus (including any supplement thereto) and registered in the register of members, such ordinary shares and preferred shares will be legally issued and allotted, and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such ordinary shares and preferred shares).

3.4	The liability of shareholders of the Company is limited to the amount, if any, unpaid on their shares. On the basis that all such shares in the Company are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

4	Qualifications

This opinion is subject to the qualification and limitation that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the ordinary shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings "Description of Share Capital" and "Legal Matters" and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder

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